EXHIBIT C

                         Media Inquiries:       Denis Boulet
                                                Tel: +33 1 40 06 6530

                         Analysts' Inquiries:   Isabelle Jouet-Pastre
                                                Tel: +33 1 40 06 66 37

                         Web site:              www.suez-lyonnaise-eaux.fr or
                                                www.suez-lyonnaise-eaux.com

                         Investor Relations:    Betsy Brod
                                                Media: Brian Maddox
                                                Morgen-Walke Associates, Inc.
                                                212/850-5600

                         Ticker:                Bloomberg:  LY FP
                                                Reuters:    LYOE.PA
                                                Dow Jones:  S.SLX


FOR IMMEDIATE RELEASE

               SUEZ LYONNAISE DES EAUX CONFIRMS DISCUSSIONS WITH
                             UNITED WATER RESOURCES

PARIS, FRANCE - August 18, 1999 - Suez Lyonnaise Des Eaux today confirmed that it is engaged in discussions with United Water Resources ("UWR") with a view jointly to explore with UWR strategic alternatives regarding UWR, including a possible increase of its investment in UWR or other action. There is no assurance, however, that any such transaction, or any other transaction, will occur. Earlier today New York time, UWR, a company 32% owned indirectly by Suez Lyonnaise des Eaux, in response to market developments, announced that it is engaged in bilateral discussions to explore strategic alternatives.

Suez Lyonnaise Des Eaux and its affilitates have a series of interlocking agreeements with UWR and its affiliates, and Suez Lyonnaise Des Eaux management confirmed that the United States remains strategically important to its core water business.

                                     -MORE-


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SUEZ LYONNAISE DES EAUX CONFIRMS DISCUSSIONS
WITH UNITED WATER RESOURCES


With annual revenues of $32.5 billion, Suez Lyonnaise Des Eaux is a world leader in private infrastructure services, with operations in more than 120 countries. Suez Lyonnaise Des Eaux is a market leader in the water sector supplying drinking water to 77 million people and providing wastewater services to 52 million people. Suez Lyonnaise Des Eaux's three international core business sectors are : energy, water, and waste services.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily based on various assumptions and are subject to risks and uncertainties that could cause actual events or results to differ materially from those stated or implied by such forward-looking statements. The Company does not have a policy of updating or revising forward-looking statements, and thus it should not be assumed that silence by management of the Company over time means that actual events or results are occurring as stated or implied by such forward-looking statements.


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